Malibu Boats, Inc. Announces Leadership Changes
David Black appointed Interim Chief Financial Officer, following the resignation of Wayne Wilson, the Company’s current Chief Financial Officer

LOUDON, Tenn., April 20, 2023 (Globe Newswire) – Malibu Boats, Inc. (Nasdaq: MBUU) announced today the appointment of David Black as Interim Chief Financial Officer, effective April 19, 2023. Malibu’s current Chief Financial Officer, Wayne Wilson has notified the Company of his resignation to pursue a similar role at a private equity-backed private company in Knoxville, Tennessee. Mr. Wilson will actively serve in an advisory role and assist with the transition through May 12, 2023. The Board of Directors has initiated a search for Mr. Wilson’s successor.
“For almost fourteen years, Wayne has been a critical partner in creating and implementing the Company’s strategic vision and positioning Malibu Boats for future success. His intelligence and understanding of the business are extraordinary, and while he will be missed, we know this is an opportunity for him to expand professionally,” commented Jack Springer, Chief Executive Officer and Director of Malibu Boats Inc. “Wayne leaves behind a strong finance organization that supports over 3,000 team members committed to our next generation of growth. On behalf of everyone at Malibu, I would like to deeply thank Wayne for his leadership, dedication, and many contributions to the Company.”
Mr. Black has served as Malibu’s Corporate Controller since November 2020, having previously served as the Company’s Director of Internal Audit since 2017. He has also played an active role in the due diligence and integration activities related to Malibu’s acquisitions since 2017. He has over sixteen years of experience in accounting and finance, working for both public and private companies. Mr. Black received a B.A. in Finance from Fairmont State University, and is a Certified Public Accountant (CPA) and Certified Internal Auditor (CIA).
“On behalf of the Board of Directors, we want to thank Wayne for his commitment to Malibu and wish him all the best in his next chapter,” commented Michael K. Hooks, Chairman of Malibu Boat’s Board of Directors. “David brings a wealth of industry knowledge and financial expertise, along with a demonstrated track record of supporting the execution of our strategic initiatives. We have the utmost confidence that this will be a smooth transition as we commence the search for our next CFO of Malibu Boats.”
“It has been an honor for me to work with such a talented team and be part of the incredible transformation and growth at Malibu Boats. I leave knowing that Malibu remains incredibly well-positioned – competitively, operationally and financially – to expand its leadership as the premier recreational boats manufacturer. I appreciate the opportunity provided to me by the

Board and Jack and look forward to watching the continued success of Malibu Boats,” noted Wayne Wilson, Chief Financial Officer of Malibu Boats Inc.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.

Contacts
Malibu Boats, Inc.
InvestorRelations@MalibuBoats.com